UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 1, 2012

INLAND REAL ESTATE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-32185 (Commission File Number)	36-3953261 (IRS Employer Identification No.)
2901 Butterfield Road Oak Brook, Illinois 60523 (Address of Principal Executive Offices)
(630) 218-8000 (Registrant's Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Events.

On August 1, 2012, Inland Real Estate Corporation, a Maryland corporation (the "Company"), and Wells Fargo Bank, National Association executed a Second Modification Agreement (the "Second Modification") to their Unsecured Loan Agreement (the "Loan Agreement") dated November 15, 2011.  The Company has previously received $50 million of loan proceeds pursuant to the Loan Agreement.  The Company and the Lender entered into the Second Modification to correct an omission that was inadvertently made in the Loan Agreement at the time it was entered into.

The Loan Agreement inadvertently omitted the carve-out below related to the property known as Algonquin Commons in Clause (d) of Section 7.1 from amounts to be considered "Material Indebtedness."  The Second Modification corrects Clause (d) of Section 7.1 of the Loan Agreement to read in its entirety, effective as of November 15, 2011, as follows, which by its terms is intended to supersede and prevail over any conflicting provisions of any Loan Document (as defined in the Loan Agreement):

"(d) Indebtedness Cross-Default. Failure of Borrower or any of its Subsidiaries to pay when due any Recourse Indebtedness, regardless of amount, or any other Consolidated Outstanding Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) in excess of $50,000,000 in the aggregate (collectively, "Material Indebtedness"); or the default by Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement, or any other event shall occur or condition exist, which causes or permits any such Material Indebtedness to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof (provided that the failure to pay any such Material Indebtedness shall not constitute a Default so long as Borrower or its Subsidiaries is diligently contesting the payment of the same by appropriate legal proceedings and Borrower or its Subsidiaries have set aside, in a manner reasonably satisfactory to Lender, a sufficient reserve to repay such Indebtedness plus all accrued interest thereon calculated at the default rate thereunder and costs of enforcement in the event of an adverse outcome, and provided further that Material Indebtedness shall not include either (i) that portion of the Consolidated Outstanding Indebtedness due from IN Retail Fund Algonquin Commons L.L.C., which is an Investment Affiliate, under loans made by Teachers Insurance and Annuity Association of America having principal balances, as of November 15, 2011, of approximately $71,602,386.65 and $18,858,467.74, respectively, which are secured by the Projects known as Algonquin Commons and The Exchange at Algonquin Commons, each located in Algonquin, Illinois (the "Algonquin Indebtedness") or (ii) any Recourse Indebtedness of the Borrower or another member of the Consolidated Group arising from Guarantee Obligations undertaken with respect to such Algonquin Indebtedness unless and until the fifth (5th) Business Day after the date on which the holders of the Algonquin Indebtedness institute judicial proceedings to collect such Recourse Indebtedness); or, under any Swap Contract, the occurrence of an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than $10,000,000; or."

The Second Modification is attached as Exhibit 10.1 to this current report and incorporated into this Item 8.01 by reference.

Item 9.01.  Financial Statements and Exhibits.

Exhibit No.

Description

(d)	Exhibits:
10.1	Second Modification Agreement (the "Agreement") effective as of November 15, 2011, by and between Wells Fargo Bank, National, Association, as Lender, and Inland Real Estate Corporation, as Borrower.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND REAL ESTATE CORPORATION

By:	/s/ Mark E. Zalatoris
Name:	Mark E. Zalatoris
Title:	President and Chief Executive Officer

Date:  August 7, 2012

exhibit index

Exhibit No.

Description

9.1

Second Modification Agreement (the "Agreement") effective as of November 15, 2011, by and between Wells Fargo Bank, National, Association, as Lender, and Inland Real Estate Corporation, as Borrower.